UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 31, 2009

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2095 Premiere Parkway NW, Suite 300 Duluth, Georgia	30097

(Address of principal executive offices)	(Zip Code)

(212) 885-2500

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Chief Executive Officer

Asbury Automotive Group, Inc. (the “Company”) and Charles Oglesby (“Mr. Oglesby”), the Chief Executive Officer and President of the Company, entered into an Amended Employment Agreement (the “Amended Agreement”) with respect to Mr. Oglesby’s employment by the Company, effective as of March 31, 2009. The Amended Agreement amends certain provisions of the Amended Employment Agreement between the Company and Mr. Oglesby, entered into as of May 4, 2007, relating to severance and retirement and restates such agreement.

The material changes made by the Amended Agreement are as follows:

•

The elimination of Mr. Oglesby’s right to terminate his employment with the Company for any reason during the 30-day period following the first anniversary of a “Change of Control” (as defined in the Agreement) and his entitlement to receive severance payments and benefits in the event of such a termination of his employment;

•

The addition of a clause to the definition of “Good Reason” providing that a material diminution in duties is deemed to occur if as a result of a Change in Control Mr. Oglesby ceases to be the chief executive officer of a public company;

•	Revision to the definition of “Good Reason” and other provisions to update references to the location of the Company’s headquarters to its current location in Duluth, Georgia;

•

Revisions to the amount payable to Mr. Oglesby in the event of his “Termination” (defined to include a termination of employment (i) by the Company for any reason, other than death, “Disability,” “Retirement” or “Cause” (each such term as defined in the Agreement), or (ii) by Mr. Oglesby for “Good Reason” (as defined in the Agreement) to provide that the Company shall (x) continue to pay Mr. Oglesby compensation for the next twelve months on regular payroll dates at twice the rate of base salary in effect as of the date of such Termination, (y) pay Mr. Oglesby an amount equal to 200% of such base salary, payable in equal payments on regular payroll dates over the next twelve months following the first anniversary of the date of such Termination, and (z) pay Mr. Oglesby an amount equal to a prorated portion of such base salary, determined based on the percentage of the calendar year elapsed as of such Termination, payable in equal payments on regular payroll dates over the next twelve months following the first anniversary of the date of such Termination. One-half of the foregoing payments are in consideration for Mr. Oglesby’s agreement to the covenants described above “Covenant Pay”), and the balance of the payments are provided as a severance benefit (“Severance Pay”). In no event may the total aggregate amount of the Covenant Pay and Severance Pay exceed two and one-half times the sum of Mr. Oglesby’s base salary and target bonus in effect as of the date of such Termination.

•

Revisions to the payments made by the Company to Mr. Oglesby in the event of his Retirement, to provide that the Company shall (i) continue to pay Mr. Oglesby compensation (“Retirement Pay”) for the next twelve months on regular payroll dates at twice the rate of his base salary in effect as of the date of such Retirement, (ii) following the first anniversary of such Retirement, pay Mr. Oglesby an amount equal to 200% of his base salary in effect as of the date of such Retirement, payable in equal payments on regular payroll dates over the next twelve months, and (iii) pay Mr. Oglesby an amount equal to a prorated portion of such base salary, determined based on the percentage of the calendar year elapsed as of the date of such Retirement, payable in equal payments on regular payroll dates over the next twenty-four months following the date of such Retirement. In no event may the total amount of the Retirement Pay exceed two and one-half times the sum of Mr. Oglesby’s base salary and target bonus in effect as of the date of such Retirement

The information set forth above is qualified in its entirety by reference to the Amended Employment Agreement between the Company and Mr. Oglesby, dated March 31, 2009, which is filed as Exhibit 10.1 to this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amended Employment Agreement between Asbury Automotive Group, Inc. and Charles Oglesby, dated March 31, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: March 31, 2009	By:	/s/ Philip R. Johnson
	Name:	Philip R. Johnson
	Title:	Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended Employment Agreement between Asbury Automotive Group, Inc. and Charles Oglesby, dated March 31, 2009